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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             LIQUI-BOX CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:_____________________
     (2) Aggregate number of securities to which transaction applies:_____________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):___________
     (4) Proposed maximum aggregate value of transaction:___________
     (5) Total fee paid:___________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:________________
     (2) Form, Schedule or Registration Statement No.:_______________
     (3) Filing Party:_____________
     (4) Date Filed:_______________

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

                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
LIQUI-BOX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Liqui-Box Corporation ("Liqui-Box") will be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio, on Wednesday, April 24, 1996, at 9:00 a.m. (local time) for the following purposes:

          1. To elect three (3) directors to serve for terms of two years each.

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournment(s) thereof.

     A copy of the Annual Report for the 1995 fiscal year accompanies this Notice.

                                            By Order of the Board of Directors,

                                            Peter J. Linn
                                            Secretary

Dated: March 18, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Liqui-Box Corporation ("Liqui-Box") to be used at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 24, 1996, and at any adjournment(s) thereof. Common shares represented by properly executed proxies will be voted at the Annual Meeting. Where a choice is specified by the shareholder, the proxy will be voted in accordance with such choice. Any proxy may be revoked at any time insofar as it has not been exercised provided notice of revocation of the proxy is received by Liqui-Box either in writing or in open meeting.

     This Proxy Statement was first mailed to shareholders on or about March 18, 1996.

     February 26, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. On the record date, 6,117,606 common shares of Liqui-Box were outstanding and entitled to vote. The holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box will constitute a quorum for the Annual Meeting.

     Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy for shareholders to mark if they wish either to abstain on a proposal presented for shareholder approval or to withhold authority to vote for one or more nominees for election as a director of Liqui-Box. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

     Brokers/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the brokers/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but brokers/dealers may not vote such common shares on other matters, which typically include amendments to the articles or regulations of a corporation, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by brokers/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes". Such proxies count towards the establishment of a quorum.

     Each shareholder is entitled to one vote for each common share held and has cumulative voting rights in the election of directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of Liqui-Box in writing not less than forty-eight hours before the Annual Meeting. If cumulative voting is requested, each shareholder will have a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by him and will be entitled to distribute his votes among the nominees as he sees fit. If cumulative voting is requested, as described above, the enclosed proxy would grant discretionary authority to the proxies named therein to cumulate votes and to distribute the votes among the candidates.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth, as of February 26, 1996 (except as otherwise indicated), certain information concerning the beneficial ownership of Liqui-Box's common shares by the only persons known to Liqui-Box to own beneficially more than five percent (5%) of the outstanding common shares of Liqui-Box.

                                             COMMON SHARES OF LIQUI-BOX
                                             BENEFICIALLY OWNED (1)(2)
          NAME AND ADDRESS               ----------------------------------
         OF BENEFICIAL OWNER              AMOUNT             % OF TOTAL (3)
-------------------------------------    ---------           --------------
Samuel B. Davis                            967,649(4)             15.7%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085
Jeanette A. Davis                          621,981(5)             10.1%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085
Fiduciary Management, Inc.                 332,627(6)              5.4%
225 East Mason Street
Milwaukee, Wisconsin 53202

---------------

(1)  As of February 26, 1996, except as otherwise indicated.

(2)  Sole voting and investment power, unless otherwise indicated.

(3) The percent of total is based upon the sum of common shares outstanding on February 26, 1996 and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of presently exercisable options.

(4) Includes 11,859 common shares subject to presently exercisable options and 56,959 common shares held for the account of Mr. Davis in the Liqui-Box Corporation Employee Stock Ownership Plan (the "Liqui-Box ESOP"). Supplemental Retirement Discounted Options become exercisable upon termination of employment. See footnote (2) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." Under the rules of the SEC, options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that Mr. Davis will not terminate his employment with Liqui-Box during the next 60 days. Also includes 127,027 common shares deposited with Mr. Davis in his capacity as voting trustee of a trust which expires on September 29, 2003. Mr. Davis exercises sole voting power, but has no investment power, with respect to the common shares deposited in the Trust. Mr. Davis holds the right of first refusal on the disposal of these shares.

(5) Includes 130,179 common shares held of record by JASAM Foundation ("JASAM") as to which Mrs. Davis, as one of four trustees of JASAM, has shared voting and investment power. The Code of Regulations of JASAM requires the approval of three of the four trustees to vote or dispose of the common shares held by JASAM or to take any other action with respect to such common shares.

(6) Based on information contained in filings with the SEC dated February 1, 1996, Fiduciary Management, Inc., a registered investment adviser ("Fiduciary"), may be deemed to have sole investment power with respect to 243,827 common shares and shared investment power with respect to 88,800 common shares. Fiduciary does not have voting power with respect to any of these common shares.

     The following table sets forth, as of February 26, 1996, certain information with respect to Liqui-Box's common shares owned beneficially by each director of Liqui-Box, each nominee for election as a director of Liqui-Box, each executive officer of Liqui-Box named in the SUMMARY COMPENSATION TABLE and by all current directors and executive officers of Liqui-Box as a group:

                                                  COMMON SHARES OF LIQUI-BOX
                                                 BENEFICIALLY OWNED (1)(2)(3)
                NAME OF                     ---------------------------------------
            BENEFICIAL OWNER                 AMOUNT                  % OF TOTAL (4)
----------------------------------------    ---------                --------------
Samuel B. Davis                               967,649(5)                  15.7%
Jeanette A. Davis                             621,981(6)                  10.1%
Robert S. Hamilton                            123,530(7)(8)                2.0%
Peter J. Linn                                  59,838(9)                   1.0%
C. William McBee                                1,476(10)                  0.0%
Russell M. Gertmenian                             800                      0.0%
Carl J. Aschinger, Jr.                            486                      0.0%
Juan Jose Perez                                     0                      0.0%
All current directors and executive
  officers as a group (8 persons)           1,775,760(11)                 28.9%

---------------

 (1) As of February 26, 1996.

 (2) Sole voting and investment power, unless otherwise indicated.

 (3) Supplemental Retirement Discounted Options become exercisable upon termination of employment. See footnote (2) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." Under SEC rules, options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that no current executive officer will terminate his employment with Liqui-Box during the next 60 days.

 (4) See footnote (3) to the preceding table.

 (5) See footnote (4) to the preceding table.

 (6) See footnote (5) to the preceding table.

 (7) Does not include 4,746 common shares as to which his wife has sole voting and investment power.

 (8) Includes 1,388 common shares held for his account in the Liqui-Box ESOP.

 (9) Includes 18,812 common shares subject to presently exercisable options and 16,864 common shares held for his account in the Liqui-Box ESOP.

(10) Includes 476 common shares subject to presently exercisable options.

(11) Includes, as to all current directors and executive officers of Liqui-Box as a group, 31,147 common shares subject to presently exercisable options and 75,191 common shares held for their respective accounts in the Liqui-Box ESOP.

     To the knowledge of Liqui-Box, based solely on a review of copies of the reports furnished to Liqui-Box and written representations that no other reports were required during the 1995 fiscal year, all filing requirements applicable to officers, directors and beneficial owners of more than 10% of the outstanding common shares of Liqui-Box under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), were complied with; except that Mr. John
A. Maginnis, a former executive officer and director, filed one report late covering one transaction; Mr. C. William McBee, an executive officer and director, filed one report late covering two transactions; and Mr. Juan Jose Perez, an executive officer, filed one report late reporting an option which he held at the time he became an executive officer.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, three (3) directors will be elected to hold office until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by such proxy for the election of the persons named in the following table unless the proxy is marked otherwise. In case any person named in the table is unable to serve or is unwilling to accept nomination or election (which is not anticipated), the persons named in the proxy will vote the common shares represented by such proxy for one or more substitute nominees designated by the present Board of Directors. Under Ohio law and Liqui-Box's Code of Regulations, the three nominees for election as directors in the class whose terms expire in 1998 receiving the greatest number of votes will be elected as directors.

     The following individuals have been nominated for election to the class of directors whose terms expire in 1998:

      NAME, AGE,                                 POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                            LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                            AND OTHER DIRECTORSHIPS
-----------------------    ----------------------------------------------------------------------
Samuel B. Davis            Chairman, Chief Executive Officer, President and Treasurer of
54-1977                      Liqui-Box
Robert S. Hamilton         Vice Chairman of Liqui-Box; Director of Lancaster Colony Corporation
Over 65-1984
Russell M. Gertmenian      Partner, Vorys, Sater, Seymour and Pease; Director of Liqui-Box
48-1995

     The following directors will continue to serve after the Annual Meeting until the 1997 Annual Meeting of Shareholders:

      NAME, AGE,                                 POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                            LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                            AND OTHER DIRECTORSHIPS
-----------------------    ----------------------------------------------------------------------
Jeanette A. Davis          Director of Liqui-Box; Trustee of JASAM Foundation, a private
Over 65-1985                 foundation in Columbus, Ohio; One of the original founders of The
                             Corrugated Container Co., the precursor to Liqui-Box Corporation
Carl J. Aschinger, Jr.     Director of Liqui-Box; Chairman and Chief Executive Officer of The
57-1985                      Columbus Showcase Company, a manufacturer of retail and bakery deli showcases in Columbus, Ohio
Peter J. Linn              Secretary and Director of Liqui-Box
54-1984
C. William McBee           Vice President, Manufacturing and Director of Liqui-Box
53-1995

     Messrs. Davis, Hamilton and Linn have held various offices with Liqui-Box during the past five years. Mr. McBee has been a Vice President of Liqui-Box since February, 1994. Prior to February, 1994, Mr. McBee was the General Manager for Stone Container Corporation, Columbus, Indiana, a manufacturer of corrugated cardboard containers. Each other director and nominee for election as a director has had the same principal occupation for the past five years.

     Russell M. Gertmenian, a director of Liqui-Box, is a partner in the law firm of Vorys, Sater, Seymour and Pease which rendered legal services to Liqui-Box during the 1995 fiscal year and continues to render legal services to Liqui-Box during the 1996 fiscal year.

     Jeanette A. Davis is the mother of Samuel B. Davis.

     During 1995, there were two meetings of Liqui-Box's Board of Directors. Each incumbent director attended 100% of the aggregate of the total number of meetings held by the Board of Directors during the period he or she served and the total number of meetings held by all committees of the Board of Directors on which he or she served during the period he or she served.

     Liqui-Box has an Audit Committee consisting of Carl J. Aschinger, Jr., Jeanette A. Davis and Robert S. Hamilton. The Audit Committee met one time during 1995. Its function is to review the adequacy of Liqui-Box's system of internal control, to investigate the scope and adequacy of the work of Liqui-Box's auditors and to recommend to the directors a firm to serve as Liqui-Box's auditors.

     Liqui-Box does not have a compensation committee or a nominating committee separate from the Board as a whole.

          REPORT OF THE BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of Liqui-Box's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 11 shall not be incorporated by reference into any such filings.

     Decisions on compensation of Liqui-Box's executive officers are made by the Board of Directors, except that decisions on stock option compensation are made by the Stock Option Committee. Set forth below is a report of the Board addressing Liqui-Box's compensation policies as they affect Samuel B. Davis, the Chief Executive Officer (CEO), Robert S. Hamilton, Peter J. Linn, C. William McBee and Juan Jose Perez, the other current executive officers of Liqui-Box, and John A. Maginnis, who was an executive officer of Liqui-Box until his resignation effective as of August 4, 1995.

COMPENSATION PRINCIPLES

     Liqui-Box's executive compensation program has existed in its present form for approximately ten years and consists of base salary, a bonus based on pretax profits payable under the Liqui-Box Corporation Profit Participation Plan (the "Liqui-Box PPP"), contributions to various savings and stock ownership programs and stock options.

     Liqui-Box recognizes the need for executive compensation to be directly reflective of corporate performance. As such, the philosophy has been for many years, and continues to be, that base salary should constitute a small portion of the executive officer's total compensation package with the largest portion of his compensation being based on an allocated percentage of pretax profits under the Liqui-Box PPP. This practice applies to the majority of Liqui-Box employees, with the exception that, at lower levels of responsibility, a greater portion of compensation is base salary with less of the employees' total compensation being tied to profit.

     Under the Liqui-Box PPP, pretax profits are calculated quarterly for the first three quarters and are estimated in December for the fourth quarter. Liqui-Box applies a fixed percentage to each quarter's pretax profit to come up with an allocation to be distributed among all the eligible employees in the form of a quarterly bonus. This allocation is further broken down to distribute a greater fixed percentage to those employees who have a more direct impact on corporate profits (CEO, officers, managers) and a smaller fixed percentage to those employees who have a less direct impact on profits. Each employee's share of the pool is further impacted by the number of employees in the overall bonus pool in any year.

     If Liqui-Box's pretax profits increase, the allocation of pretax profit dollars to compensation increases. If pretax profits decrease, so does the allocation of pretax profit dollars to compensation. This directly impacts compensation of executive officers, as well as all other eligible employees.

     The Board believes that this type of compensation has attracted, and continues to attract, the type of executive officers and employees that are critical to the long term success of Liqui-Box. The Board also believes that this type of compensation has led, and will continue to lead, to the solid growth of Liqui-Box while rewarding executive officers and employees for their joint effort to improve profitability.

     Since 1992, stock option grants have been used to create long term incentives to continue the growth in shareholder value. In that year, the Stock Option Committee adopted guidelines for annual option grants under the 1990 Liqui-Box Corporation Stock Option Plan. The guidelines call for annual grants of non-qualified options. The number of non-qualified options to be granted each year is based on a percentage of each executive officer's eligible compensation and the exercise price of the options is 100% of the fair market value of the common shares of Liqui-Box on the date of grant. In addition, the guidelines provide for annual grants of Supplemental Retirement Discounted Options which are exercisable only upon termination of employment. The Supplemental Retirement Discounted Options are intended to encourage executive officers to remain in the employ of Liqui-Box until retirement. See footnote (1) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." The number of Supplemental Retirement Discounted Options to be granted each year is based on an actuarial formula designed to yield post retirement income equal to a percentage of each executive officer's average compensation over the last five years of his employment by Liqui-Box. The Stock Option Committee believes option grants in accordance with these guidelines will accomplish the objective of linking the compensation of executive officers to increases in shareholder wealth as reflected in the market price of the common shares.

     In addition to the stock option grants made in accordance with the guidelines described in the preceding paragraph, at the end of the third fiscal quarter, the Stock Option Committee felt it was important this year to reemphasize to the executive officers the need to increase shareholder wealth. Accordingly, in October 1995, the Committee granted options to Messrs. Davis, Hamilton, McBee and Perez based on its subjective determination of the relative current and future contribution that each of them has or may make to the future long-term welfare of the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as Liqui-Box, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Internal Revenue Service issued final regulations on December 19, 1995, which give some guidance to publicly-held corporations about how to qualify compensatory plans to meet the "performance-based compensation" requirements. Liqui-Box has determined that it is not necessary to modify the Liqui-Box Corporation 1990 Stock Option Plan at this time since compensation which may be deemed to have been paid to executive officers covered by Section 162(m) under that Plan would be considered "performance-based" under the transition provisions of Section 162(m) and the final regulations.

     Liqui-Box does not have a policy that requires all compensation payable in 1995 and thereafter to the covered executive officers to be deductible under
Section 162(m). Whenever possible, without distorting or discouraging incentives for performance that enhance the value of Liqui-Box, Liqui-Box will endeavor to cause such compensation to be structured so that all of it will be tax deductible. In all cases, however, whether or not some portion of a covered executive officer's compensation is tax deductible, Liqui-Box will continue to carefully consider the net cost and value to Liqui-Box of its compensation policies.

COMPANY PERFORMANCE AND CEO COMPENSATION

     As indicated above, Liqui-Box's executive compensation program is based, in large part, upon business performance. This pay-for-performance program is exemplified in the compensation of the CEO.

     The Board, has believed, since the mid-1980s when the present executive compensation program was approved, and continues to believe that Mr. Davis' base salary of $70,000, which has been unchanged for approximately five years, is substantially below the base salaries of CEO's in the peer group included in the performance graph.

     Approximately 92.0% of Mr. Davis' cash compensation for 1995 was paid in the form of a cash bonus under the Liqui-Box PPP. The amount of this bonus is directly tied to the pretax profits of Liqui-Box. Had

Liqui-Box failed to make a profit, Mr. Davis, as well as most of the other employees, would have received no bonus under the Liqui-Box PPP.

     Mr. Davis, along with most other executive officers of Liqui-Box, was granted options during the Fall of 1995 in accordance with the guidelines which had been established by the Stock Option Committee in 1992. The amount of his additional option grants in October 1995 was determined by the Stock Option Committee based on its subjective determination of the relative current and future contribution of Mr. Davis to the long-term welfare of the Company.

     Submitted by:
      Carl J. Aschinger, Jr.*
      Jeanette A. Davis*
      Samuel B. Davis
      Russell M. Gertmenian*
      Robert S. Hamilton
      Peter J. Linn
      C. William McBee

      ---------------------

     *Member of Stock Option Committee.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation awarded or paid to, or earned by, each of Liqui-Box's executive officers during each of the last three years:

                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                          ANNUAL COMPENSATION       SECURITIES
                                          --------------------      UNDERLYING       ALL OTHER
                                          SALARY       BONUS       OPTIONS/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR       ($)         ($)           (#)(1)            ($)
----------------------------     ----     -------     --------     ------------     ------------
Samuel B. Davis,                 1995     $70,000     $804,678         82,471         $  9,812(2)
Chairman, Chief                  1994     $70,000     $913,144         26,705         $  4,620
Executive Officer,               1993     $70,000     $864,671         19,159         $ 14,486
Treasurer
Robert S. Hamilton,              1995     $98,077     $ 50,000         32,156         $      0(2)
Vice-Chairman(3)                 1994     $    --     $     --             --         $     --
                                 1993     $    --     $     --             --         $     --
C. William McBee,                1995     $70,000     $134,441         30,930         $ 10,859(2)
Vice President --                1994     $    --     $     --             --         $     --
Manufacturing(4)                 1993     $    --     $     --             --         $     --
Juan Jose Perez,                 1995     $41,300     $ 81,833         17,129         $  4,278(2)
Vice President --                1994     $    --     $     --             --         $     --
Administration(5)                1993     $    --     $     --             --         $     --

---------------

(1) During 1995, four different option grants were made to executive officers. See the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR."

(2) Includes employer contributions to the Liqui-Box ESOP and to the 401(k) portion of the Liqui-Box Corporation Employees' Profit Sharing and Salary Deferral Plan (the "Liqui-Box Profit Sharing and Salary Deferral Plan") during 1995. Does not include amounts allocable to the named executive officers' accounts in the deferred profit-sharing portion of the Liqui-Box Profit Sharing and Salary Deferral Plan for 1995, which amounts will be calculated during 1996 and disclosed as earned in 1995 in next year's proxy statement.

(3) Although Mr. Hamilton was Vice Chairman of Liqui-Box during the period from 1993 to 1995, he was not active in the day-to-day business of the Company until 1995.

(4) Mr. McBee became an executive officer in April 1995.

(5) Mr. Perez became an executive officer in October 1995.

                    OPTIONS GRANTED IN THE LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of options made under the 1990 Liqui-Box Corporation Stock Option Plan during the last fiscal year to each of the named executive officers. Liqui-Box has never granted stock appreciation rights.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED ANNUAL
                      NUMBER OF       % OF TOTAL                                                        RATES OF STOCK PRICE
                      SECURITIES       OPTIONS                                                         APPRECIATION FOR OPTION
                      UNDERLYING      GRANTED TO                                                               TERM(1)
                       OPTIONS       EMPLOYEES IN      EXERCISE          MARKET        EXPIRATION     -------------------------
        NAME          GRANTED(#)     FISCAL YEAR      PRICE($/SH)     PRICE($/SH)         DATE            0%             5%
--------------------- ----------     ------------     -----------     ------------     -----------    ----------     ----------
Samuel B. Davis          21,647(2)        5.11%         $13.625          $27.25            (2)         $ 294,940      $ 992,695
                         10,824(3)        2.55%         $27.250          $27.25         11/26/05       $       0      $ 185,495
                         14,414(4)        3.40%         $30.525          $27.75         10/06/05       $ (39,999)     $ 211,552
                         35,586(5)        8.39%         $27.750          $27.75         10/06/05       $       0      $ 621,041
Robert S. Hamilton        5,505(2)        1.30%         $13.625          $27.25            (2)         $  75,006      $  94,516
                          1,651(3)        0.39%         $27.250          $27.25         11/26/05       $       0      $  28,294
                         14,414(4)        3.40%         $27.750          $27.75         10/06/05       $       0      $ 251,551
                         10,586(5)        2.50%         $27.750          $27.75         10/06/05       $       0      $ 184,745
C. William McBee          3,728(2)        0.88%         $13.625          $27.25            (2)         $  50,794      $ 182,048
                          2,202(3)        0.52%         $27.250          $27.25         11/26/05       $       0      $  37,737
                         14,414(4)        3.40%         $27.750          $27.75         10/06/05       $       0      $ 251,551
                         10,586(5)        2.50%         $27.750          $27.75         10/06/05       $       0      $ 184,745
Juan Jose Perez           1,028(2)        0.24%         $13.625          $27.25            (2)         $  14,007      $ 107,064
                          1,101(3)        0.26%         $27.250          $27.25         11/26/05       $       0      $  18,868
                         15,000(4)        3.54%         $27.750          $27.75         10/06/05       $       0      $ 261,777


        NAME              10%
---------------------  ----------
Samuel B. Davis        $2,415,546
                       $  470,081
                       $  597,480
                       $1,573,839
Robert S. Hamilton     $  115,584
                       $   71,702
                       $  637,479
                       $  468,180
C. William McBee       $  462,680
                       $   95,632
                       $  637,479
                       $  468,180
Juan Jose Perez        $  474,804
                       $   47,816
                       $  663,395

---------------

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the common shares of Liqui-Box over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) 1995 Supplemental Retirement Discounted Options. These options are intended to encourage executive officers to remain in the employ of Liqui-Box until retirement and to provide them a supplemental retirement benefit. The options become exercisable upon termination of the executive officer's employment (other than upon termination for cause); provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. If the executive officer's employment is terminated for cause, the options will be canceled as of the date of such termination. If the executive officer's employment is terminated by reason of retirement or becoming disabled, the options may be exercised at any time thereafter during his lifetime and at any time during the six month period after his death. If the executive officer's employment is terminated by reason of his death, the options may be exercised at any time during the six month period after his death. If the executive officer's employment is terminated for any reason other than retirement, death, disability or cause, the number of options which may be exercised is reduced by a maximum of 25%, if termination is at age 55 or under, to a minimum of 2.5%, if termination is at age 64 (50% to 5% during the same range of years if the executive officer does not sign an agreement not to compete), and the options expire six months after the executive officer's death. The Potential Realizable Values of the options assume an expiration date of five years after each executive officer's normal retirement date.

(3) These options were granted on November 1, 1995 as non-qualified options, and become exercisable in 25% per year increments beginning on the first anniversary of the grant date; provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. The options are forfeited upon the executive officer's leaving the employ of Liqui-Box, except that if the executive officer's employment is terminated by reason of his death or becoming disabled, the options may be exercised at any time during the six month period after his death or termination of employment, subject to the stated term of the options. If the executive officer enters into competition with Liqui-Box within 18 months after the termination of his employment, the Stock Option Committee may require him to return to Liqui-Box the economic value of any option which was realized during the six month period prior to the date of the termination of his employment.

(4) These options were granted on October 7, 1995 as incentive stock options, and become exercisable in 25% per year increments beginning on the first anniversary of the grant date; provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. The options are forfeited upon the executive officer's leaving the employ of Liqui-Box, except that if the executive officer's employment is terminated by reason of his death or becoming disabled, the options may be exercised at any time during the six month period after his death or termination of employment, subject to the stated term of the options. If the executive officer enters into competition with Liqui-Box within 18 months after the termination of his employment, the Stock Option Committee may require him to return to Liqui-Box the economic value of any option which was realized during the six month period prior to the date of the termination of his employment.

(5) These options were granted on October 7, 1995 as non-qualified options, and become exercisable in 25% per year increments beginning on the first anniversary of the grant date; provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. The options are forfeited upon the executive officer's leaving the employ of Liqui-Box, except that if the executive officer's employment is terminated by reason of his death or becoming disabled, the options may be exercised at any time during the six month period after his death or termination of employment, subject to the stated term of the options. If the executive officer enters into competition with Liqui-Box within 18 months after the termination of his employment, the Stock Option Committee may require him to return to Liqui-Box the economic value of any option which was realized during the six month period prior to the date of the termination of his employment.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to options exercised during the last fiscal year by each of the named executive officers and information concerning unexercised options held at year end by such executive officers:

                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                    NUMBER OF                              UNDER-               IN-THE-MONEY OPTIONS
                    SECURITIES                   LYING UNEXERCISED OPTIONS           AT FISCAL
                    UNDERLYING                     AT FISCAL YEAR-END(#)         YEAR-END($)(1)(2)
                     OPTIONS         VALUE       --------------------------  --------------------------
       NAME        EXERCISED(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------ ------------  --------------  -----------  -------------  -----------  -------------
Samuel B. Davis            0           $0           11,859(3)    245,553       $32,198     $ 2,721,677
Robert S. Hamilton         0           $0                0        35,584       $     0     $   156,507
C. William McBee           0           $0              476        32,156       $     0     $   138,876
Juan Jose Perez            0           $0                0        17,129       $     0     $    47,188

---------------

(1)  All values as shown are pretax.

(2) Based on the fiscal year-end closing price of $29.625 per common share.

(3) On October 20, 1993, Liqui-Box granted options to Mr. Davis for the purchase of 103,569 common shares at $14.12 per share. In 1995, Liqui-Box entered into a new Stock Option Agreement with Mr. Davis with terms substantially identical to the Stock Option Agreement entered into in 1993, except that the expiration date of the options is extended from October 20, 1998 until October 20, 2005 and become exercisable in 10% increments on each anniversary of the grant date.

                             DIRECTOR COMPENSATION

     Directors who are not employees of Liqui-Box receive a $2,500 per quarter retainer.

                             PEER GROUP COMPARISON

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following line graph compares the yearly percentage change in Liqui-Box's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Liqui-Box's common share price at the end and the beginning of the measurement period; by
(ii) the common share price at the beginning of the measurement period) against the cumulative return of the Wilshire 500 Index and the Dow Jones:
Containers/Packaging Industry Group Index for the five year period ended December 31, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG LIQUI-BOX CORPORATION, WILSHIRE 5000
                    AND DOW JONES CONTAINERS/PACKAGING INDEX

                                                                   DOW JONES
                                                                   CONTAIN-
      MEASUREMENT PERIOD                                         ERS/PACKAGING
    (FISCAL YEAR COVERED)          LIQUI-BOX     WILSHIRE 5000       INDEX
1990                              100             100             100
1991                              116             131             156
1992                              154             138             168
1993                              208             150             158
1994                              184             146             158
1995                              166             195             169

     OVERALL -- Each performance graph index begins with a base value of $100. This base is adjusted by annual stock market price changes and cumulative annual dividend payments over the time frame of each index (as specified by the SEC in its disclosure rules).

     LIQUI-BOX CORPORATION -- Stock prices and dividends adjusted for stock splits.

     WILSHIRE 5000 -- The broadest of all indices, tracking value of all stock issues for which quotes are available. Changes are measured against a base value established in December 31, 1980. This index is market-value weighted.

     DOW JONES: CONTAINERS/PACKAGING INDUSTRY GROUP -- An industry index published by Dow Jones of geographically representative companies in the industry. The index is adjusted to account for stock splits and dividends.

             BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

     Liqui-Box does not have a compensation committee; therefore, the Board functions as the committee. The Board includes Samuel B. Davis, Peter J. Linn,
C. William McBee and Robert S. Hamilton, current executive officers of Liqui-Box, each of whom participated in Board discussions concerning executive officer compensation. John A. Maginnis, who served as a member of the Board and as an executive officer of Liqui-Box until his resignation effective as of August 4, 1995, also participated in Board discussions concerning executive officer compensation. Russell M. Gertmenian, who is a partner in the law firm of Vorys, Sater, Seymour and Pease which rendered legal services to Liqui-Box during the 1995 fiscal year and continues to render legal services to Liqui-Box during the 1996 fiscal year, also serves on the Board of Directors.

              NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     At a meeting held on April 3, 1995, the Board of Directors of Liqui-Box dismissed the firm of Ernst & Young LLP, which had served as independent auditors for Liqui-Box and its subsidiaries prior to and until April 3, 1995. At a meeting held on April 7, 1995, the Executive Committee of the Company's Board of Directors appointed the firm of Deloitte & Touche LLP to serve as independent auditors for Liqui-Box and its subsidiaries effective April 7, 1995. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors of Liqui-Box and approved by the Executive Committee of the Board of Directors.

     The reports of Ernst & Young LLP on the financial statements for the fiscal years ended December 31, 1994 and January 1, 1994 contained no adverse opinion or disclaimer of opinion and neither of such reports was qualified or modified as to uncertainty, audit scope or accounting principles.

     There were no disagreements between Liqui-Box or its subsidiaries and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the fiscal years ended December 31, 1994 and January 1, 1994 or during the period from January 1, 1995 to April 3, 1995, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have required it to make reference to the subject matter of the disagreements in connection with its report.

     The Board of Directors of Liqui-Box has selected Deloitte & Touche LLP to serve as independent auditors for Liqui-Box for the 1996 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

     The 1995 Annual Report, which includes financial statements and information concerning Liqui-Box's operations during the 1995 fiscal year, accompanies this Proxy Statement.

     LIQUI-BOX WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON SOLICITED (UPON WRITTEN REQUEST OF SUCH PERSON), A COPY OF LIQUI-BOX'S ANNUAL REPORT ON FORM 10-K FOR THE 1995 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC. SUCH REQUEST SHOULD BE ADDRESSED TO SAMUEL B. DAVIS, CHAIRMAN, LIQUI-BOX CORPORATION, P.O. BOX 494, WORTHINGTON, OHIO 43085-0494.

                                 OTHER MATTERS

     The management and the Board of Directors of Liqui-Box do not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by the proxy in their discretion as the Board of Directors may recommend. The enclosed proxy is being solicited by the Board of Directors of Liqui-Box which will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of Liqui-Box, personally, by telephone or by telegraph.

                             SHAREHOLDER PROPOSALS

     Any proposals by Liqui-Box shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by Liqui-Box prior to November 18, 1996, in order to be considered for inclusion in Liqui-Box's 1997 Proxy Statement.

                                            By Order of the Board of Directors

                                            Peter J. Linn
                                            Secretary

                             LIQUI-BOX CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 1996

The undersigned hereby constitutes and appoints Jeanette A. Davis, Samuel B. Davis and Peter J. Linn and each of them, with full power of substitution and revocation, as proxy or proxies to appear and vote the common shares of Liqui-Box Corporation ("Liqui-Box") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders on April 24, 1996, and any adjournment thereof, for the following purposes:

1.  Election of three (3) directors for terms expiring in 1998.

   / /  FOR all nominees listed below                  / / WITHHOLD AUTHORITY
        (except as marked to contrary below)*              to vote for all nominees listed below

         Samuel B. Davis    Robert S. Hamilton    Russell M. Gertmenian

   * (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                     (Over)




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL
1. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the common shares represented by this proxy.

                                                   Date.........................

                                                   .............................

                                                   .............................
                                                   (Please sign here exactly as
                                                   name appears herein. If
                                                   common shares are registered
                                                   in two names, both should
                                                   sign.) When signing as
                                                   attorney, executor,
                                                   administrator, trustee,
                                                   guardian or corporate
                                                   official, please give your
                                                   full title.